UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2011

BIONEUTRAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-149235	26-0745273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 Warren Street, Newark, New Jersey		07103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 286-2899

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of New Director

On March 21, 2011, Stephen Holt MD, PhD, was appointed as a member and Vice Chairman of the Board of Directors (the “Board”) of BioNeutral Group, Inc.  (the “Company”) effective immediately.

As a non-management member of the Board, in remuneration for his services, Mr. Holt will receive an annual grant of 85,000 restricted shares of the Company’s common stock.  Further, Mr. Holt entered into the Company’s form of Director Indemnification Agreement, pursuant to which the Company agreed to indemnify Mr. Holt from certain expenses, including reasonable attorney’s fees, incurred by Mr. Holt as a result of serving on the Board (and/or a committee of the Board), subject to certain exclusions for certain delineated matters.

Other than the Indemnification Agreement and non-management director compensation mentioned herein:  (i) there are no arrangements or understandings between Mr. Holt and any other person pursuant to which Mr. Holt was selected as a director and (ii) there is no material plan, contract, or arrangement (whether or not written) to which Mr. Holt is a party, or in which he participates, that is entered into or materially amended in connection with the appointment of Mr. Holt to the Board or any grant or award to Mr. Holt, or modification thereto, under any such plan, contract, or arrangement in connection with any such event.

Item 8.01.	Other Events.

On March 21, 2011, Frank J. Battafarano resigned from his position as Chief Executive Officer of the Company’s subsidiary, BioNeutral Services Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2011	BIONEUTRAL GROUP, INC.

	By:	/s/ Stephen J. Browand
		Name:	Stephen J. Browand
		Title:	President and Chief Executive Officer